Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-134566 and 333-164014) on Form S-8 of Spectrum Pharmaceuticals, Inc. of our report dated June 19, 2012, with respect to the statement of net assets available for benefits of Spectrum Pharmaceuticals, Inc. 401(k) Plan as of December 31, 2011, the related statement of changes in net assets available for benefits for the year ended December 31, 2011, and the related supplemental schedules as of December 31, 2011, appearing in this Annual Report on Form 11-K of Spectrum Pharmaceuticals, Inc. 401(k) Plan.

/s/ Raimondo Pettit Group

Torrance, California

June 19, 2012